December 21, 1994

Mr. Thomas J. Flaherty
The Fairchild Corporation
300 West Service Road
P.O. Box 10803
Chantilly, VA 22021

Dear Tom:

This letter agreement modifies and supplements the Employment
Agreement dated April 8, 1993 between The Fairchild Corporation
("Fairchild") and you ("Agreement") as follows:

Change of Control:

If a "Change of Control" (as defined in the attached Exhibit A) of Fairchild occurs during a three year period from the date of this letter while you are still an employee of Fairchild, you shall be entitled to receive a sum equal to two times your then current total annual compensation (including base salary and incentive compensation target, earned or unearned), payable one-half on the date of change of control (the "first change payment") and, as long as your employment continues, one-half over a one year period in four equal quarterly installments, commencing three months after the date of change of control (the "second change payments"), except that in the event your employment is terminated without cause during said one year period (or in the event you terminate your employment during said one year period for "good reason" as defined below), you shall be entitled to receive immediately the first change payment (if not already paid), any second change payments accrued to date of termination but not yet paid, and any severance payments payable to you under the Agreement, but shall not be entitled to any further second change payments not then due and payable. "Good reason" includes any action by Fairchild (or a successor company) which results in a reduction in your compensation, position, authority, duties or responsibilities such that your senior management opportunities are substantially lessened, or which results in your primary place of employment being relocated more than 35 miles from the current Dulles Airport location. No sum payable to you upon change of control shall limit or affect your entitlement to base salary or incentive compensation for all periods during which you are employed by Fairchild.

In no event shall any amounts payable pursuant to this letter agreement which are deemed to constitute "parachute payments" (as defined in Section 280G of the Internal Revenue Code, as amended by the Tax Reform Act of 1986, and as thereafter amended ("the Code")), when added to any other payments which are deemed to constitute "parachute payments", as defined in the Code, exceed
2.99 times your "base amount" (as defined in the Code).



Except as supplemented by the terms set forth above, the terms of the Agreement shall remain in full force and effect. Thus, the terms of severance compensation set forth in the "Termination" section of the Agreement shall govern such events, rather than the severance policy recently adopted by the Compensation Committee of the Board of Directors requiring, among other things, five years of Fairchild employment and three years of service as an Officer /General Manager of Fairchild to be eligible for severance compensation.

Please acknowledge your agreement with the terms of this letter agreement by signing the attached copy and returning same to this office, which shall be effective as of the date of your acceptance.

                              Very truly yours,

                              THE FAIRCHILD CORPORATION



                              By:   John D. Jackson


ACCEPTED AND AGREED:


By:  Thomas J. Flaherty
Date:  January 11, 1995